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                             NEUMAN & DRENNEN, LLC
                               Attorneys at Law
                              TEMPLE-BOWRON HOUSE
                               1507 PINE STREET                  Denver Office
                            BOULDER, COLORADO 80302   4643 South Ulster Street
                           Telephone: (303) 449-2100                     #1480
                           Facsimile: (303) 449-1045          Denver, CO 80237
Clifford L. Neuman, P.C.                                    Tel:(303) 221-4700
E-mail: clneuman@neuman.com                                Fax: (303) 694-4633

                               February 9, 2001

EC Power, Inc.
236 West 27th Street, 3rd Floor
New York, New York  10001

Gentlemen:

     We have acted as legal counsel for EC Power, Inc. (the "Company") in connection with Pre-Effective Amendment No. 1 to the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Prospectus included as a part of the Registration Statement (the "Prospectus"), relating to 2,000,000 Units, each Unit consisting of one share of Common Stock, $.001 par value, (the "Shares") and one Common Stock Purchase Warrant ("Warrants"), and relating the sale of Common Stock to be sold by certain selling stockholders of the Company. The Units may be offered and sold by the Company in the manner set forth in the Registration Statement and the Prospectus. The Common Stock may be offered and sold by certain selling stockholders of the Company in the manner set forth in the Registration Statement and Prospectus. The Common Stock was issued to the Selling Stockholders in a private placement, or will be issued to them upon their exercise of certain warrants of the Company.

     In connection therewith, we have examined: (a) the Registration Statement and the Prospectus included therein, as amended; (b) the Articles of Incorporation and Bylaws of the Company; and (c) the relevant corporate proceedings of the Company. In addition to such examination we have reviewed such other proceedings, documents, and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been legally incorporated and is validly existing under the laws of the State of Delaware.

     2. The Shares and the shares of Common Stock into which the Warrants are exercisable, upon issuance and payment therefor, as contemplated by the Registration Statement and Prospectus, will be validly issued, fully paid, and nonassessable.

     3. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,



                                   /s/ David H. Drennen

                                   NEUMAN & DRENNEN, LLC

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